Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is made as of the 25th day of October 2012 by and between Icahn Enterprises L.P., which has its offices at 767 Fifth Avenue, New York, New York 10153 (the “Company” or “Employer”), and Daniel A. Ninivaggi, residing at 100 West 57th Street, Apt. 6R, New York, NY, (“Employee” or “you”). This Agreement supersedes all prior agreements between Employer and its Affiliates, and Employee.

RECITALS:

The Employer and Employee are parties to an employment agreement dated as of February 11, 2010 (such employment agreement collectively with the option agreements in the form attached to that employment agreement and all Options (as defined in the employment agreement) the “Prior Agreement”). The Employer and Employee desires to terminate the Prior Agreement and to enter into this Agreement.

In consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Termination of Prior Agreement.

(i)           Termination of Prior Agreement and Options. The Prior Agreement, including without limitation, the Options and all rights and obligations of Employee and Employer thereunder, or with respect to any of the foregoing, whether or not previously vested (all of the foregoing the “Rights”), are hereby terminated and shall be and hereby are, rendered null and void and are cancelled shall have no further force or effect; provided that the foregoing shall not affect Employee’s rights to indemnification with respect to his employment prior to the date hereof.

(ii)           Representation Regarding Rights. Employee hereby represents, warrants, covenants and agrees that: (v) at all times prior to the termination of the Rights under Section 1 (i) above, he was the sole legal and beneficial owner of the Rights free and clear of all liens, claims and encumbrances of any kind or character; (w) he has not conveyed or transferred the Rights or any interest therein; (x) the Options have not been exercised in whole or in part; (y) he has no right or claim in any securities issued or to be issued by Employer or any of its Affiliates; and (z) except for his rights expressly set forth below in this Agreement, he has no right or claim to any compensation or other fee or payment from Employer or any of its Affiliates.

2.           Employment.  Subject to the terms of this Agreement, Employer hereby employs Employee to perform the duties for Employer consistent with those provided under the Prior Agreement and Employee hereby accepts such employment. Employee’s title shall be President and Chief Executive Officer of Employer, President and Chief Executive Officer of Icahn Enterprises Holdings, L.P. (“Holdings”) and President and Chief Executive Officer of Icahn Enterprises G.P., Inc. (the “GP”).

So long as Employee remains employed by Employer and for a period of one year thereafter (such one year period*, the "Additional Period") Employee agrees that he:

(x)	will not resign during the then current term as a director of any public company on whose board he is serving at the request of Employer or its Affiliates (but Employee will not be required to accept additional appointments and election to such boards following the last day of his employment by Employer); and

(y)	will resign from any board of directors within five (5) business days following the request of Employer that he do so.

If during the Additional Period or thereafter, Employee continues as a director of any public company, then he shall be entitled to retain any remuneration or other property obtained as a result of such service regardless of the terms of the policies of Employer.

Any remuneration or other property obtained as a result of acting as a board member of a public company or similar position during the Term (as defined herein) shall remain the property of the Employee if such retention is consistent with the policies of Employer (which policies shall be applied to Employee in a manner consistent with the application of such policy to other employees of Employer or its Affiliates). If required by such policies (as so applied to other employees of Employer or its Affiliates) such amounts will be paid over to Employer or waived by Employee. Notwithstanding the foregoing, Employee shall not be entitled to any such remuneration or property for serving on the board of the GP or on the boards of any person of which the GP or its Affiliates beneficially own, in the aggregate, voting securities that constitutes at least 40% of the vote for directors of such person.

3.           Benefits.  During the Term Employee shall be entitled to an aggregate of 22 days of paid time off annually (in addition to paid time off accrued prior to date hereof) in accordance with the policies of Employer and shall participate in all benefit programs and plans for which he is eligible, which are made available to all executive employees of Employer.

4.           Term.  The term of employment under this Agreement shall commence on the date hereof. Employee’s employment is AT WILL and may be terminated by Employer at any time, for any reason or no reason, such termination to be effective 45 days following written notice thereof by Employer to Employee. The “Term” shall be the period beginning on the date hereof and ending on the last day of the employment of Employee with Employer under this Agreement. Each period of the Term beginning on November 1 and ending on the immediately following October 31, is referred to herein as a “One Year Period”.

5.           Cash Compensation.  From the date hereof through October 31, 2012, Employer agrees to pay to Employee and Employee agrees to accept a base salary at a rate of $12,500.00 per week, to be earned and payable ratably every 2 weeks . On October 31, 2012 Employee shall be paid a bonus of $542,666.

* If such activity for a period of one year would interfere with a new employment position of Employee after he ceases to be employed hereunder, and if Employee’s new employer so certifies in writing to Employer, then at the request of such new employer the Additional Period shall be reduced to six months from the last day of employment of Employee hereunder.

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Beginning on November 1, 2012, Employer agrees to pay to Employee and Employee agrees to accept a base salary at the rate of $1.3 million per annum. Such base salary shall be earned and payable ratably every two weeks (being approximately $50,000.00 every two weeks).

Employee shall also be eligible to receive an annual bonus in an amount, if any, to be determined by Employer in its sole and absolute discretion (any such bonus, an “Annual Bonus”). Any Annual Bonus will be paid on or before the December 31 immediately following the last day of each One Year Period, with the first payment of any such bonus to be paid on or before December 31, 2013 in respect of the One Year Period beginning on November 1, 2012 and ending on October 31, 2013. Up to 50% of such Annual Bonus may be paid by Employer, in Employer’s sole and absolute discretion, in freely transferable common units of Employer based upon the VWAP (as calculated by Employer) of such units for the 15 trading days immediately prior to the date of the payment of such bonus.

All salary and any Annual Bonus contemplated in this Section 5 are referred to herein together as the “Compensation”. All payments of Compensation shall be made in cash (or units as provided in the last sentence of the immediately preceding paragraph) and shall be subject to applicable deductions, and to payroll and withholding taxes as required by law (with any deduction or withholding in respect of payments in units to be made by reducing, if possible, the number of units otherwise payable to Employee).

The foregoing provisions of this Section 5 set forth all payments of any kind or character required to be made to Employee by Employer or its Affiliates.

6.           At Will Employment.

(i)           Effect of Termination.  Employee’s employment is AT WILL and may be terminated by Employer at any time, for any reason or no reason, such termination to be effective 45 days following written notice thereof by Employer to Employee. In the event that Employee’s employment ceases, the Employee shall be entitled to receive only: any Compensation earned and not yet paid through the date of termination and accrued PTO time; provided, however, that if both: (x) Employer terminates the employment of Employee without Cause (as defined in the Prior Agreement); and (y) Employee has not given a Job Search Notice (as defined below), then Employee shall be entitled to a one time payment equal to a pro rata share of the Annual Bonus, if any, that would be payable on the December 31 immediately following the One Year Period in which such termination occurred, determined by dividing: (x) the number of full calendar weeks that Employee has been employed during such One Year Period through the last day of employment, by (y) 52. For example: If the employment of Employee is terminated by Employer without Cause on August 31, 2013, then Employee would be entitled to a payment calculated as follows: Annual Bonus multiplied by (43 divided by 52), such payment to be made on December 31, 2013.

(ii)           No Other Rights of Employee.  In the event of the cessation of the employment of the Employee for any reason or no reason, the Employee shall cease to have any right to Compensation or any other payment or consideration (including but not limited to any severance payment) other than those payments expressly set forth in Section 6(i) and Section 11(xi).

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(iii)           Resignation.  Employee may resign from his employment hereunder (but will remain subject to Sections 1, 6, 8, 9, 10 and 11 hereof). Employee will provide not less than forty five (45) days prior written notice to Employer of any such resignation.

7.           Representations and Warranties.  Employee represents as follows:

i)           To the best of his knowledge, he is not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity (other than proceedings and other matters arising in the course of Employee’s employment with the Employer and its affiliates).

ii)           Employee has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any State, other governmental entities, agencies or self-regulatory organizations.

iii)           Employee is not subject to any employment agreement, restrictive covenant or other contract or other restriction whatsoever which would be breached or violated by entering into or performing his duties under this Agreement or that would cause him to not be able fully to fulfill his duties under this Agreement.

8.           Confidential Information.  During the Term and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Employer, Enterprises, the GP and each of their respective Affiliates (all of the foregoing, collectively, the “Designated Entities”) all secret or confidential information, knowledge or data (collectively, “Confidential Information”), including without limitation trade secrets, investments, contemplated investments, business opportunities, business proposals, plans, identity of investors, valuation models, investment performance, and methodologies, relating to the business of the Designated Entities and their respective businesses: (i) obtained by Employee during Employee’s employment under the Prior Agreement or hereunder and (ii) not otherwise in the public domain. Employee shall not, without the prior written consent of Employer (which may be granted or withheld in its sole and absolute discretion), use, or communicate or divulge any Confidential Information, or any related knowledge or data to anyone other than the Designated Entities and those designated by Employer, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of his counsel that such disclosure is legally required; provided, however, that Employee will assist the Designated Entities, at their expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information so disclosed pursuant to the terms of this Agreement.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during the Term, whether or not patentable and whether or not on the time of the Designated Entities or with the use of their facilities or materials, shall be the property of the applicable Designated Entity and shall be promptly and fully disclosed by Employee to such Designated Entity upon request. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Designated Entities) to vest title to any such Invention in any such person and to enable such person and the Designated Entities, at such Designated Entities’ expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

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Without limiting anything contained above, Employee agrees and acknowledges that all personal and not otherwise public information about the Designated Entities, including, without limitation, their respective investments, investors, transactions, historical performance, or otherwise regarding or concerning Carl Icahn, Mr. Icahn’s family and employees of the Designated Entities, shall constitute Confidential Information for purposes of this Agreement. In no event shall Employee during or after his employment hereunder, disparage Mr. Icahn, Mr. Icahn’s family or the Designated Entities, or any of their respective officers, directors or employees.

Employee further agrees not to write a book or article about the Designated Entities, Mr. Icahn, his family members or any of the respective Affiliates of any of the foregoing, in any media and not to publish or cause to be published in any media, any Confidential Information, and further agrees to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like, in any and all media or communication methods, any Confidential Information.

In furtherance of the foregoing, the Employee agrees that following the first to occur of: (i) the Notice Date; or (ii) the cessation of his employment hereunder, the sole and only statements he will make about or concerning any or all of: Mr. Icahn, his family members and the Designated Entities, or any of the respective Affiliates of any of the foregoing, is to acknowledge that he is or was employed by Employer; provided that on or after the Notice Date, Employee may thereafter disclose the titles and responsibilities applicable to his employment hereunder, it being understood and agreed that if Employee resigns, then he shall only be permitted to make such disclosure if such resignation is made in compliance with the terms of this Agreement. “Notice Date” means the first to occur of: (x) date on which Employee gives to Employer either a Job Search Notice, or written notice of Employee’s resignation of his employment under this Agreement; or (y) the date that Employer gives to Employee written notice of the termination of the employment of Employee under this Agreement.

In the event of any dispute under this Agreement regarding an allegation by Employee or Employer of a breach of this Agreement, Employee may disclose in any complaint, answer or in legal documents necessary for such litigation, the terms of this Agreement and the facts constituting and relating to such alleged breach, to the extent such disclosure is necessary or appropriate in order to assert or defend against any allegation of, such breach in a court of law.

9.           Full Time Employment.  Employee agrees that he will not during the Term of his employment hereunder: (i) other than the “Employee” under this Agreement, provide services as an employee or consultant of any person, or engage as an owner of any person, or participate in any similar activity, whether or not in connection with an enterprise conducted for profit (any of the foregoing, a “Different Position”); or (ii) pursue or negotiate to obtain any Different Position; provided that Employee may take an action prohibited by clause (ii) if he first discloses to the Chairman of the Board of Directors of Employer in writing that he will take such action (a “Job Search Notice”).

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From the date hereof and through a period ending 1 year following the last day of his employment under this Agreement, Employee will not employ or entice away or attempt to employ or entice away from any Designated Entities or any of their respective Affiliates, any person, known by Employee, after reasonable inquiry made by Employee, to be an employee of any such person, entity, business or venture, within the prior 90 days.

10.           Remedy for Breach.   The Employee acknowledges and agrees that Mr. Icahn and the Designated Entities have a worldwide reputation and operate on a worldwide basis and that the scope of Sections 8 and 9 will and are intended to prohibit his activities as set forth above throughout the world. The Employee acknowledges and agrees that the provisions of Sections 8 and 9 are fair and reasonable and necessary to protect the business, reputation, goodwill and franchise of Mr. Icahn and the Designated Entities and all other persons referred to therein. Employee acknowledges that such provisions are not unduly burdensome and that, in light of the significant compensation of Employee, Employee is voluntarily entering into this Agreement and is well able to comply with its provisions without hardship. Employee further acknowledges that Mr. Icahn, his family and estate and the Designated Entities will be irreparably harmed if such terms are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which Mr. Icahn, his family and estate and the Designated Entities may be entitled, including claims for damages, all such persons and entities shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Employee from an actual or threatened breach of Sections 8 or 9.

11.           Miscellaneous.

i)           Affiliate.  For purposes of this Agreement the term “Affiliate” (or a person or entity “Affiliated” with another person or entity) and “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall have the meanings set forth in Rule 405 of Regulation C of the Securities Act of 1933, as amended. References in this agreement to a “person” shall be deemed to include references to natural persons and entities, and references to “entities” shall be deemed to include “persons.”

ii)           Entire Agreement.  This Agreement supersedes any and all existing negotiations, discussions, agreements, arrangements or understandings of any kind or character, oral or written, between or on or behalf of either Employee and/or Employer (or any of its Affiliates) relating to the subject matter hereof. Employee agrees, represents, warrants and acknowledges that Employee is not entitled to and will not claim or seek, any other payments, compensation, bonus, consideration, or benefits from any of the Employer or its Affiliates except as expressly provided for herein.

iii)           Amendments and Waivers.  No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by Employee and Employer. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

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iv)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof. All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Agreement.

v)           Severability.  If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

vi)           Judicial Modification.  If any court or arbitrator determines that any of the covenants in Sections 8 or 9, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to make such covenants valid and enforceable and Employee will enter into such agreement with Employer and the other Designated Entities as may be requested by them in order to reduce the scope of such provisions so that such provisions will be valid and enforceable to the maximum extent possible.

vii)           Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Employer. Employee may not sell, convey, assign, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers or interest established hereunder other than with the prior written consent (which may be granted or withheld in their sole and absolute discretion) of the Employer, provided that the same may, upon the death of Employee, be transferred by will or intestate succession, to his estate, executors, administrators or heirs, whose rights therein shall for all purposes be deemed subject to the terms of this Agreement. The Designated Entities, Mr. Icahn, his family members, and the respective Affiliates of any of the foregoing, are express third-party beneficiaries of this Agreement and are entitled to enforce the terms hereof.

viii)           Taxes.  All payments to Employee shall be subject to applicable deductions, payroll and withholdings taxes, as required by law.

ix)           Personal Liability.  The liability, obligations and duties under this Agreement: (A) shall only be liabilities, obligations and duties of Employee and Employer; and (B) are not personal liabilities, obligations and duties of Mr. Icahn and Mr. Icahn shall have no personal liability under, with respect to or arising out of this Agreement.

x)           Survival.  This Agreement and all of the provisions hereof (other than Sections 1, 6, 8, 9, 10 and 11 which shall survive the termination of the employment of Employee hereunder) shall terminate upon Employee ceasing to be an employee of Employer for any reason.

xi)           Indemnification. The Employer shall provide indemnification and advances for expenses to Employee in accordance with, and subject to, the terms set forth in Section 6.15 of the Amended and Restated Agreement of Limited Partnership of the Employer in effect as of the date hereof (the “Partnership Agreement”).

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12.           Policies.

Employee shall follow all policies and procedures and compliance manuals adopted by or in respect of any or all of the Employer, including, without limitation, those applicable to investments by employees.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EMPLOYEE
/s/ Daniel A. Ninivaggi
Daniel A. Ninivaggi
ICAHN ENTERPRISES, L.P.
By:	Icahn Enterprises G.P. Inc., its
general partner

By:	/s/ Carl C. Icahn
Name: Carl C. Icahn
Title: Chairman of the Board

[Signature page to Employment Agreement of Daniel A. Ninivaggi. Term: At will; Compensation Through October 31, 2012: (i) Salary at the rate of $650,000 per year beginning on the date of this Agreement; and (ii) bonus of $542,666; Compensation beginning November 1, 2012: (i) Salary at rate of $1.3 million for per year; and (ii) discretionary bonus; No Non Compete; Severance: No Severance; pro rata bonus if terminated without Cause; Prior Agreement: Prior Agreement and Options terminate immediately.]

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